UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
December 13, 2016

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation) 400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	72-1440714 (I.R.S. Employer Identification No.) 70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On December 13, 2016, the Board of Directors (the “Board”) of PetroQuest Energy, Inc., a Delaware corporation (the “Company”), appointed J. Gerard Jolly to the Board to fill the vacancy created by the recent resignation of Michael L. Finch. Mr. Jolly was also appointed as a member of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees, and as Chairman of the Audit Committee.

Mr. Jolly, age 64, was a long-time partner in the nationally recognized accounting firm of KPMG until his retirement in 2012. Since 2012, Mr. Jolly has provided tax and consulting services specializing in strategic and succession planning, governance, estate planning and philanthropy. In his more than 30 year career with KPMG, Mr. Jolly served in a variety of roles including the firm’s National Managing Partner of its mid-market business and was a member of the firm’s Board of Directors. As a member of the KPMG board, Mr. Jolly served as Chairman of the Audit, Finance and Operations Committee as well as the Nominating Committee.

Mr. Jolly is a licensed CPA and holds a B.S. in Accounting from Louisiana State University. He is a member of the E.J. Ourso College of Business Hall of Distinction at Louisiana State University, the immediate past Chairman of the Dean’s Advisory Council for the E.J. Ourso College of Business and the Chairman of the Pennington Biomedical Research Foundation.

The Company is not aware of any other arrangement or understanding between Mr. Jolly and any other person pursuant to which Mr. Jolly will be appointed to the Board. Mr. Jolly will participate in the non-employee director compensation programs of the Company, as described in its most recent proxy statement, as such programs are amended from time to time.

Item 7.01.     Regulation FD Disclosure

On December 14, 2016, the Company issued a news release announcing the appointment of Mr. Jolly. A copy of the news release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.
Exhibit Number            Description of Exhibit

99.1                    News Release dated December 14, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 14, 2016
PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer